UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 23, 2004

ViaStar Media Corporation
Exact name of registrant as specified in its charter

Nevada	000-28485	88-0380343

State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No

2451 W. Birchwood Avenue, Suite 105 Mesa, Arizona		85202

Address of principal executive offices		Zip Code

480-894-0311

Registrant's telephone number, including area code

N/A

Former name or former address, if changed since last report

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On April 23, 2004, ViaStar Media Corporation (the "Company" or "Registrant") completed the acquisition of MasterDisk Corporation (MSDK), a New York corporation. The effective and contractual date of the MSDK acquisition was March 31, 2004.

The Company issued 10,000,000 shares of its common stock to the three shareholders of MSDK in exchange for all of the issued and outstanding shares of MSDK. As a result of the share exchange, MSDK became a wholly owned subsidiary of the Company, and Douglas G. Levine, the president, chief executive officer and majority shareholder of MSDK continued in the capacity as an officer and sole director of MSDK, now a wholly-owned subsidiary of the Company.

The other shareholders of MSDK prior to the share exchange were Dolphin Investments, Ltd, a Bahamian corporation, and Anthony Dawsey. The shares issued to the MSDK shareholders represent shares constituting 13% of the voting power and distributional rights of all security holders of the Company on a fully diluted basis.

MSDK is headquartered in New York City, New York. MSDK is one of the leading audio, video and multimedia mastering facilities that services the entertainment industry. MSDK through its high-end audio mastering facilities provides state of the art authoring for DVDs, and multichannel 5.1 mastering. These services are highly sought after by a multitude of well-known artists. MSDK's professionals for over thirty years have provided quality media mastering through personal and individualistic service, expertise and creativity. The Company intends for MSDK to continue to conduct its multimedia mastering business as a wholly owned subsidiary of the Company following the share exchange.

Item 7. Financial Statements, Pro Form Financial Instructions and Exhibits

(a) Financial Statements of Business Acquired.

It is not practicable to file the required historical financial statements of the acquisitions identified in Item 2 above at this time. Accordingly, pursuant to Item 7(a)(4) of Form 8-K, the Registrant will file such financial statements under cover of Form 8-K/A as soon as practicable, but not later than the date required by applicable law.

(b) Pro Form Financial Information.

It is not practicable to file the required pro forma financial information of the acquisitions identified in Item 2 above at this time. Accordingly, pursuant to Item 7(b)(2) of Form 8-K, the Registrant will file such pro forma financial information under cover of Form 8-K/A as soon as practicable, but not later than the date required by applicable law.

(c) Exhibits.

The following exhibits related to the above transactions will be filed by amendment under cover of Form 8-K/A as soon as practicable:

Item 1 Exhibits

Exhibit No. Identification of Exhibit

10.1 Form of STOCK ACQUISITION and EXCHANGE AGREEMENT between VIASTAR MEDIA CORPORATION, and DOUGLAS G. LEVINE, DOLPHIN INVESTMENTS, LTD., and ANTHONY DAWSEY, dated March 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ViaStar Media Corporation
(Registrant)

Date May 3, 2004	/s/ John Aquilino

John D. Aquilino
Chief Executive Officer